EXHIBIT 10(c)

                   Olmsted Consulting Agreement











































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                      CONSULTING AGREEMENT

     This Agreement is made effective as of April 20, 1995 between Versus Technology, Inc., a Delaware corporation, having a principal place of business at One Electronics Drive, Trenton, New Jersey 08619, its subsidiaries and divisions (hereafter "Versus"), and Olmsted Engineering Co., a Michigan corporation, having a principal place of business at 2320 Aero Park Court, Traverse City, Michigan 49686 (hereafter "Consultant").

Recitals:

A. Versus desires to receive the services of Consultant with respect to products being developed and sold by Versus involving the Lynx IR systems. Consultant is skilled in technical sales, technical marketing, computer programming and engineering services, and desires to provide its services for hire to Versus on a non-exclusive basis. Consultant has internally developed, and will probably continue to develop in the future while working on its own projects, as well as on other projects for other clients, certain proprietary and/or Confidential Information (hereafter defined in paragraph 1) which Consultant desires to maintain, either for its own benefit or that of its other clients.

B. Consultant is being engaged by Versus pursuant to this Agreement in a position of trust and confidence under which Consultant may use, observe, or obtain Confidential Information of Versus. Conversely, in the course of its relationship with Consultant, Versus may observe or obtain Confidential Information of Consultant or Consultant's other clients. Versus agrees that it, too, will be acting in a position of trust and confidence towards Consultant with respect to any Confidential Information of Consultant or its other clients.

C. It is to the mutual benefit of the parties that they both protect their respective rights in Confidential Information, while at the same time ensuring that Versus obtains the benefit of discoveries, inventions, improvements, and innovations developed by Consultant, to the extent Versus is entitled to the same pursuant to the terms of this Agreement.

     Now, therefore, it is agreed as follows:

1. "Confidential Information" shall mean apparatus, articles of manufacture, methods, processes, products, technology, techniques, operational methods, hardware, software, programs, shop practices, formulae, compounds, compositions, equipment, inventions, improvements, research data, marketing and sales information and plans, personnel data, customer lists, distributor data and lists, broker data and lists, broker and



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     distributor leads, financial data, plans for new product
     acquisitions and all other know-how and trade secrets which are in the possession of a party, or any of its subsidiaries or affiliated companies, and which are not generally known and which have not been published or disclosed to the general public. Documented Confidential Information must be so indicated when delivered to the other party. Confidential Information shall not be deemed to mean or include any information which is or was known to a party prior to disclosure to it by the other, or was independently developed by a party without use of any know-how or trade secret of the disclosing party. Information which is specifically produced or created by Consultant for Versus during the time Consultant is directly working on the projects which are the subject matter of this Agreement, and for which Versus has paid in accordance with this Agreement, are agreed to be within the ambit of Confidential Information which is proprietary solely to Versus.

2. All correspondence, memoranda, notes, figures, records, instruments, reports, specifications, photographs, drawings, designs, plans, papers, computer data, software, blueprints, manuals, or other documents made or compiled by or made available by one party to the other during the term hereof, and any copies or abstracts thereof, which contains Confidential Information belonging to a party shall be returned to such party immediately upon demand therefor. For the term of this Agreement, and for five years after termination of this Agreement, neither party shall, without the written consent of the other, use or disclose to others, any Confidential Information obtained during the term of this Agreement.

3. Versus hereby hires Consultant for a period of one year, commencing on April 20, 1995 and ending on April 20, 1996, to assist Versus to market, engineer, design, code, test document (in code and users), revise, create individual customer interfaces, and support the Lynx IR systems, thus helping Versus achieve access to complete data transferabilities, proper personnel back-ups and management sign off on all procedures.

4. Consultant will promptly advise Versus of each invention, discovery, idea, or improvement, whether or not patentable, that is made or conceived by Consultant, either alone or with others, during the term of this Agreement which is solely and directly related to Consultant's work and investigations and resulting from or suggested by work done specifically for Versus at its request pursuant to the above undertaking (collectively hereafter referred to as "Invention"). Consultant will promptly submit to Versus a written disclosure of each Invention describing its nature, use, and operation.



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     To this end, Consultant will maintain a record from day to day of all work of an important character, including each Invention in the form prescribed by Versus. Consultant will deliver the relevant records to Versus immediately upon the termination of this Agreement. Consultant will, without further consideration, assign to Versus all right, title and interest in each Invention which Consultant may possess, whether or not patentable, and will at all times during this Agreement and after its termination for any reason not attributable to the fault or neglect of Versus, assist Versus in every proper way. Versus may obtain, for its own benefit, patents or other forms of protection for each Invention in any and all countries. From time to time on request, Consultant will execute all papers and do all proper things that may reasonably be required to protect and maintain the rights of Versus in an Invention, whether or not patented; provided, that any costs of doing so will be paid by Versus.

5. Consultant will promptly advise Versus of each copyrighted work that is made or created by Consultant, either alone or with others, during the term of this Agreement, which is solely and directly related to Consultant's work and investigations for Versus pursuant to this Agreement. All such works shall be deemed to have arisen out of Consultant's agreement and shall be deemed to be works for hire. Consultant will, without further consideration, assign to Versus all right, title and interest in each such work which Consultant may possess, and will, at all times during employment and after its termination for any reason assist Versus in every proper way; provided, that any costs of doing so will be paid by Versus.

6. East party expressly acknowledges that any breach by it of any of the covenants herein contained relating to use or disclosure of Confidential Information will result in irreparable injury to the other party for which money damages could not adequately compensate. In the event of any such breach or threatened breach, the non-breaching party shall be entitled, in addition to any other rights and remedies which it may have at law or in equity, to have an injunction issued by any competent court of equity enjoining and restraining the offending party and/or any other person involved therein from continuing such breach. The existence of any claim or cause or action which a party may have against the other or any other person shall not constitute a defense or bar to the enforcement of such covenants.

7. Consultant agrees that during the term of this Agreement Consultant shall not directly or indirectly compete with Versus in the development, production, marketing or servicing of any product or service that relates to the work Consultant has undertaken to perform pursuant to this Agreement; nor will Consultant aid or become associated with others involved in any such acts.

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8.   Consultant and Versus recognize that Versus's and Consultant's business interests are worldwide in scope. Accordingly, Consultant shall not at any time during the period of this Agreement and one year following termination of this Agreement engage in or contribute its knowledge to any work which is competitive with or similar to a product, process, apparatus, service or development of Versus on which Consultant worked or with respect to which Consultant had access to Confidential Information of Versus while under contract with Versus; however, Consultant shall be permitted to engage in such proposed work or activity, and Versus shall furnish Consultant with a written consent to that effect, if Consultant furnishes to Versus clear and convincing written evidence, including assurances from Consultant that the fulfillment of Consultant's duties in such proposed work or activity would not cause Consultant to disclose, base judgments upon, or use any such Confidential Information. Following the expiration of the one year period, each party shall continue to be obligated under the nondisclosure of Confidential Information clauses of this Agreement so long as it shall remain proprietary and protectable as Confidential Information. It is understood that the geographical area set forth in this clause is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and this clause remains in effect for the remaining included geographic areas in which the clause is valid.

9. If any portion of the covenant, or the application thereof, is invalid or unenforceable, the other portions of the covenant, or the application thereof, shall not be affected, and shall be given full force and effect without regard to the invalid or unenforceable portion. If any covenant is unenforceable, the court making such determination shall have the power to reduce the scope of such covenant to the extent required to make such covenant enforceable as so reduced.

10. (a) As compensation to Consultant for the services to be rendered pursuant to this Agreement, Versus agrees to pay Consultant a fixed annual fee in the amount of $144,000, payable in monthly installments of $12,000, with the first such installment to be paid concurrently with the mutual execution and delivery of this Agreement (to cover the month of April), and subsequent installments to be received by Consultant on the first of each month after May 1, 1995; provided, that the entire amount shall be due and payable upon termination of this Agreement if terminated for any reason not attributable to a substantial breach of a material obligation of this Agreement by Consultant.

     (b) The first 100 man hours of Consultant's time devoted to its work for Versus during a calendar month shall be deemed to be fully paid by that month's $12,000


          installment. If Consultant spends more than 100 man hours during a calendar month at the request of Versus, Versus will pay Consultant an additional fee at the rate of $90 per hour for all such excess hours during such month. Any portion of the 100 hours not used in a particular calendar month will lapse at the end of the month.

     (c) Versus also agrees to pay for any reasonable and authorized travel or other out of pocket expenses paid or incurred by Consultant which are directly related to the rendering of services requested by Versus. Consultant will periodically invoice Versus for all such additional fees and expenses, if any, and Versus shall pay the same on a net 15 basis. If any sums owed to Consultant by Versus are not paid when due, or within a 15 day grace period following the due date, Versus agrees to pay interest on the unpaid principal at the rate of 15% per annum, or the highest lawful rate, whichever is lower.

11. All services and products supplied to Versus will be performed on a "best efforts" basis to meet Versus's written specifications, without express or implied warranty by Consultant of any kind, including specifically, but without implied limitation, no warranty of FITNESS for a particular purpose and no warranty of MERCHANTABILITY. Versus will promptly inspect any deliveries to it from Consultant, and will accept or reject the same promptly, in writing, and in any event before commercial use or installation into any Versus product. Upon acceptance or installation into a Versus product, Consultant's liability shall cease, and Versus shall be solely responsible for any products it may deliver to third parties. In no event shall Consultant have any liability for incidental or consequential damages.

12. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the respective parties hereto. This Agreement constitutes and fully integrates the entire understanding between the parties hereto, and is intended to supersede and cancel all prior written or oral understandings between them dealing with the subject matter hereof. This Agreement may not be changed orally, but only in writing, signed by the party against whom enforcement of any waiver, change, amendment, modification, extension or discharge is sought. No other warranties, representations or covenants exist that are not herein contained. All notices required or authorized under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or the second day after mailing, if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid and addressed to the respective parties at the addresses set forth


     above, unless and until a different address shall be furnished by any party desiring to change such address to the other party. For each term and pronoun used in this Agreement, the singular number includes the plural number, and vice versa, and any gender, whether masculine, feminine, or neuter, includes the other genders, as appropriate and as the context may reasonably require. The invalidity of any paragraph, provision or part hereof shall not affect the validity of any other paragraph, provision or part hereof. This Agreement shall be construed as a whole and in accordance with its fair meaning. Captions, if any, and organization are for convenience and shall not be used in construing its meaning. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument and each one of which shall be deemed an original. Each party shall, upon reasonable request, execute and deliver such other and further documents as may be necessary and proper to effectuate this Agreement. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Michigan, excluding any conflicts-of-law rule or law which refers to the laws of another jurisdiction. In the event of litigation arising under or in connection herewith, each party consents to the exclusive in personam jurisdiction of the state courts of the State of Michigan, with venue in Traverse City, Michigan, and the nonprevailing party agrees to pay the prevailing party's actual attorney's fees and expenses in connection with any such litigation, in addition to any costs, remedies or damages the court may award. This Agreement constitutes the jointly bargained agreement of the parties, and the construction of this Agreement shall not be altered or influenced by the fact or presumption that one party had a greater or lessor hand in drafting this Agreement. Any Recitals are hereby made a part of this Agreement and all exhibits, attachments, and schedules, if any, attached to this Agreement are hereby incorporated herein by reference for all applicable purposes. If the date for performance of any act hereinafter falls on a Saturday, Sunday, or legal holiday, then the time for performance thereof shall be deemed extended to the next successive business day. Whenever it is provided in this Agreement that days be counted, the first day to be counted shall be the day following the date on which the event causing the period to commence occurs. This Agreement is intended solely for the benefit of the parties hereto and












     their successors and assigns, and may not be relied upon or enforced by any third party beneficiary.


Effective as of the day and year written above.


Olmsted Engineering Co.            Versus Technology, Inc.


By:  HENRY TERNARVITZ              By:________________________
    __________________________
     Henry Ternarvitz

Its: Vice President                Its:_______________________
     Sales and Marketing



   OWEN FREEDMAN
______________________________
   Owen Freedman


   GARY GAISSER
______________________________
   Gary Gaisser


   JOHN ROSS
______________________________
   John Ross


   JULIAN SCHROEDER
______________________________
   Julian Schroeder


   TERRY SNOWDAY
______________________________
   Terry Snowday













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